United States securities and exchange commission logo





                    June 29, 2021

       Bradley Saenger
       Chief Financial Officer
       Tonix Pharmaceuticals Holding Corp.
       26 Main Street, Suite 101
       Chatham, New Jersey 07928

                                                        Re: Tonix
Pharmaceuticals Holding Corp.
                                                            Form 10-K for the
Year Ended December 31, 2020
                                                            Filed March 15,
2021
                                                            File No: 001-36019

       Dear Mr. Saenger:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Life Sciences